Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Thompson Creek Metals Company Inc.’s Registration Statement on Form S-3 of our report dated September 21, 2010 (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to going concern uncertainty) relating to the consolidated financial statements of Terrane Metals Corp. included in the Current Report on Form 8-K/A dated October 25, 2010 of Thompson Creek Metals Company Inc. and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Vancouver, Canada

October 29, 2010